EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                 NTL AND ASTON VILLA ANNOUNCE MEDIA PARTNERSHIP

New York, New York (January 25, 2000) - Aston Villa PLC and NTL Incorporated ("NTL") (NASDAQ: NTLI; EASDAQ: NTLI), operated through its wholly owned subsidiary Premium TV Limited ("Premium TV"), announced today that they have entered into a Media Partnership.

For an initial five year period Premium TV will act as exclusive agent in relation to Aston Villa's media and certain other commercial rights and will have the exclusive right to run any Aston Villa television channel and web-site and internet related activities. The agreement does not cover rights required to be negotiated collectively by the FA Premier League.

Through Premium TV, NTL will also become Aston Villa's main sponsor for a period of two years from the start of the 2000/2001 season.

Premium TV will provide Aston Villa with an interest free loan facility of up to 26 million pounds sterling, repayable after five years by the issue of ordinary shares in the Company. The shares issued to Premium TV will be equal to a maximum 9.99 per cent of Aston Villa's enlarged issued share capital, which represents an equivalent issue price of 20.44 pence per share.

The Media Partnership and Loan Agreement offer Aston Villa the following key benefits: access to Premium TV's expertise in the expansion and development of media rights and the Aston Villa brand; a minimum of 70 per cent of the net incremental revenues generated as a result of the Media Partnership; and an interest free cash injection of up to 26 million pounds sterling.

The Media Partnership is subject to approval by Aston Villa shareholders of a Special Resolution to be proposed at an Extraordinary General Meeting of the Company.

Commenting on today's announcement, Doug Ellis, Chairman of Aston Villa PLC, said:

"I am delighted at the prospects for our new alliance with NTL, another example of the progress that Aston Villa has made since flotation. It also highlights the Board's determination to deliver value to both supporters and shareholders. Funds raised from this alliance mean that we can implement plans for the extension of the Villa Park stadium and the new 150 room hotel without delay."

Barclay Knapp, Chief Executive Officer, NTL said today:

"This strategic alliance is good news for shareholders, the club and Villa fans. NTL and Aston Villa will combine their strengths to get the best return for the club from sponsorship, advertising and media rights. This is also about harnessing all media opportunities including e-commerce and the internet, which is going to be an increasingly important medium in football. NTL has invested in Aston Villa because it is one of the UK's most watched and followed football teams and is in line with our intention to be closely involved with British football. We look forward to a long and rewarding association."

                                    - Ends -

For more information

Aston Villa PLC                                        Premium TV
Doug Ellis, Chairman                                  Alison Smith, 01256 752662
Mark Ansell, Finance Director                        Paula Averley, 01256 751570
0171 466 5000 (on 26/01/00 only)

Buchanan                                               Hill & Knowlton
Mark Edwards, 0171 466 5000                         Edward Bickham, 0171-4133050
                                                    Dominic Shales, 0171-4133142



                           More on Premium TV and NTL

Premium TV is a wholly owned subsidiary of NTL, one of the largest broadband telecommunications providers in the UK and Ireland. The company offers local business and residential telephony, cable television and internet services over local broadband networks to approximately 25 per cent. of the cable households in Great Britain. In addition, NTL is the largest cable operator in the Republic of Ireland and also has cable franchises in France. Through its national telecommunications division, the company offers national business telecommunications, national and international carrier services and satellite and radio communications services. In addition, NTL provides broadcast transmission services in the UK and Australia.

NTL is listed on Nasdaq and EASDAQ. In the financial quarter to 30 September 1999, NTL generated annualized EBITDA (before corporate overhead and franchise fees) of US$260 million on annualized group revenues of US$1.7 billion. Based on the closing price of NTL's ordinary shares on Nasdaq on 21 January 1999, NTL's fully diluted share capital was valued at approximately US$23 billion.

On 16 December 1998, Premium TV acquired 9,000,000 shares, representing 6.28 per cent. of the issued ordinary share capital of Newcastle United from CHD at a price of 111.7p per share.